Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended December 31, 2009

(dollars in thousands)

December 2009
Domestic Card Metrics
Net Principal Charge-Offs	$508,752
Average Loans Held for Investment	$60,193,654
Annualized Net Charge-Off Rate	10.14%
30 Days + Delinquencies	$3,487,390
Period-end Loans Held for Investment	$60,299,827
30 Days + Delinquency Rate	5.78%

Auto Finance Metrics (1)
Net Principal Charge-Offs	$87,251
Average Loans Held for Investment	$18,417,817
Annualized Net Charge-Off Rate	5.68%
30 Days + Delinquencies	$1,824,255
Period-end Loans Held for Investment	$18,186,064
30 Days + Delinquency Rate	10.03%

International Card Metrics
Net Principal Charge-Offs	$66,106
Average Loans Held for Investment	$8,282,302
Annualized Net Charge-Off Rate	9.58%
30 Days + Delinquencies	$539,030
Period-end Loans Held for Investment	$8,223,835
30 Days + Delinquency Rate	6.55%

(1)

December Auto Finance charge-offs reflect an accounting change in the recognition of charge-offs related to certain customers who have filed Chapter 7 bankruptcy, have not specifically reaffirmed the loan, but have chosen to remain current on their auto loan. Previously, the Company did not recognize these loans as charge-offs if customers remained current on the loan. Following the change, the Company now charges off these loans to the estimated net realizable value within approximately 30 days of receipt of bankruptcy information, unless customers specifically re-affirm the loan. This change resulted in a one-time increase to charge-offs of approximately $24 million, or approximately 153 basis points.

Reconciliation to GAAP Measures

Our “managed” consolidated financial statements reflect adjustments made related to effects of securitization transactions qualifying as sales under accounting principles generally accepted in the United States (“GAAP”). We generate earnings from our “managed” loan portfolio which includes both the on-balance sheet loans and off-balance sheet loans. Our “managed” income statement takes the components of the servicing and securitizations income generated from the securitized portfolio and distributes the revenue and expense to appropriate income statement line items from which they originated. For this reason, we believe the “managed” consolidated financial statements and related managed metrics to be useful to stakeholders.

Net Charge-Off Rate

Average Loans Held for Investment used in the calculation of the Annualized Net Charge-Off Rate includes an estimate of the uncollectible portion of finance charge and fee receivables. We recognize earned finance charges and fee income on open ended loans according to the contractual provisions of the credit arrangements. When we do not expect full payment of finance charges and fees, we do not accrue the estimated uncollectible portion as income. The estimated uncollectible portion of finance charges and fees is adjusted quarterly.

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